Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intersil Corporation:

We consent to the use of our reports dated February 22, 2013 with respect to the consolidated balance sheets of Intersil Corporation and subsidiaries as of December  28, 2012 and December 30, 2011, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity and cash flows for each of the years in the three-year period ending December 28, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 28, 2012,  incorporated herein by reference.

/s/ KPMG LLP

March 29, 2013

Orlando, Florida

Certified Public Accountants